Filed pursuant to Rule 424(b)(3)
Registration No. 333-108932

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated November 21, 2003)

$115,000,000

Zero Coupon Convertible Subordinated Notes Due June 1, 2008

     This prospectus supplement amends and supplements the prospectus dated November 21, 2003, as supplemented by Prospectus Supplement No. 1 dated March 19, 2004 relating to Ask Jeeves, Inc.’s Zero Coupon Convertible Subordinated Notes Due June 1, 2008 and the shares of its common stock issuable upon conversion of the notes.

     This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated November 21, 2003, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated November 21, 2003, including any amendments or supplements to it.

     The notes are not listed on any national securities exchange or on Nasdaq. Our common stock is quoted on The Nasdaq National Market under the symbol ''ASKJ.’’ The last reported sale price of our common stock on March 30, 2004 was $36.68 per share.

Investing in the notes and/or the shares involves risks.
See “Risk Factors” beginning on page 7 of the prospectus dated November 21, 2003 to read about factors you should consider before buying the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus supplement amends and replaces the second paragraph and the table under the heading “Selling Securityholders” beginning on page 46 of the prospectus dated November 21, 2003 and page 2 of Prospectus Supplement No. 1 dated March 19, 2004 with the information in the following paragraph and table.

The date of this prospectus supplement is March 30, 2004.

SELLING SECURITYHOLDERS

     The table below sets forth the name of each selling securityholder, the principal amount of notes, as of March 25, 2004, that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

					Beneficial Ownership
	Aggregate			Number of	After Offering
	Principal Amount		Number of	Shares of
	of Notes Owned	Percentage of	Shares of	Common	Number of	Percentage
	Before Offering	Notes	Common Stock	Stock	Shares of	of Shares of
	and That May Be	Outstanding	Held Before	Offered for	Common	Common
Selling Securityholder	Sold	Before Offering	Offering (1)	Sale (1)(2)	Stock (3)	Stock
Alexandra Global Master Fund, Ltd. (4)	$9,000,000	7.83%	532,544	532,544	—	*
Arbitex Master Fund, L.P. (5)	1,000,000	*	59,171	59,171	—	*
Arkansas Teacher Retirement Fund	2,535,000	2.20%	150,000	150,000	—	*
Baptist Health of South Florida	352,000	*	20,828	20,828	—	*
BNP Paribas Equity Strategies, SNC (5)	1,078,000	*	68,332	63,786	4,546	*
CALAMOS® Convertible Growth and Income Fund – CALAMOS® Investment Trust	4,000,000	3.48%	236,686	236,686	—	*
Citadel Equity Fund Ltd. (5)(7)	39,030,000	33.94%	2,309,467	2,309,467	—	*
Citadel Jackson Investment Fund Ltd. (5)	5,070,000	4.41%	300,000	300,000	—	*
CNH CA Master Account, L.P.	4,500,000	3.91%	266,272	266,272	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,065,000	*	63,017	63,017	—	*
Credit Suisse First Boston LLC (6)(8)	5,203,000	4.52%	307,869	307,869	—	*
CRT Capital Group LLC (6)	1,500,000	1.30%	207,100 (9)	88,757	118,343 (9)	*
DBAG London (5)	1,000,000	*	59,171	59,171	—	*
Engineers Joint Pension Fund	240,000	*	14,201	14,201	—	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	2,000,000	1.74%	118,343	118,343	—	*
MSD TCB, L.P. (10)	11,090,000	9.64%	656,213	656,213	—	*
Nicholas Applegate Convertible Mutual Fund	430,000	*	25,443	25,443	—	*
Polaris Vega Fund L.P.	1,500,000	1.30%	88,757	88,757	—	*
Polygon Global Opportunities Master Fund	2,000,000	1.74%	118,343	118,343	—	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	2,600,000	2.26%	153,846	153,846	—	*
San Diego City Retirement	515,000	*	30,473	30,473	—	*
San Diego County Convertible	1,090,000	*	64,497	64,497	—	*

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					Beneficial Ownership
	Aggregate			Number of	After Offering
	Principal Amount		Number of	Shares of
	of Notes Owned	Percentage of	Shares of	Common	Number of	Percentage
	Before Offering	Notes	Common Stock	Stock	Shares of	of Shares of
	and That May Be	Outstanding	Held Before	Offered for	Common	Common
Selling Securityholder	Sold	Before Offering	Offering (1)	Sale (1)(2)	Stock (3)	Stock
Satellite Convertible Arbitrage Master Fund LLC	5,500,000	4.78%	325,443	325,443	—	*
Singlehedge U.S. Convertible Arbitrage Fund	205,000	*	12,130	12,130	—	*
Sturgeon Limited	152,000	*	8,994	8,994	—	*
Sunrise Partners Limited Partnership (5)	5,500,000	4.78%	325,443	325,443	—	*
Topanga XI (5)	954,000	*	56,449	56,449	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd.	1,500,000	1.30%	88,757	88,757	—	*
Wake Forest University	285,000	*	16,863	16,863	—	*
Wolverine Asset Management, LLC (5)	2,046,000	1.78%	121,065	121,065	—	*
WPG MSA Convertible Arbitrage Fund (5)	200,000	*	11,834	11,834	—	*
WPG Convertible Arbitrage Overseas Master Fund (5)	800,000	*	47,337	47,337	—	*
Wyoming State Treasurer	560,000	*	33,136	33,136	—	*
All other holders of the Notes or future transferees, pledges, donees, assignees or successors of any such holders.	500,000	*	29,598	29,598	—	*

Totals	$115,000,000	100.00%	6,927,622	6,804,733	122,289	*

*	Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes based upon the initial conversion price of $16.90 per share of common stock. This is equivalent to a conversion rate of approximately 59.1716 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described in the accompanying prospectus under “Description of the Notes—Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes, as described in the accompanying prospectus under “Description of Notes— Conversion of Notes.”

(2)	Except as noted, the shares of common stock that may be sold upon conversion of the notes by any selling securityholder will not represent 1% or more of our outstanding common stock.

(3)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)	The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 1.11% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 47,397,156 shares of common stock outstanding as of March 25, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon

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conversion of all of this selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.

(5)	This selling securityholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding these selling securityholders.

(6)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding these selling securityholders.

(7)	The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 4.65% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 47,397,156 shares of common stock outstanding as of March 25, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.

(8)	The selling securityholder has identified itself as having a material relationship with Ask Jeeves, Inc. during the past three years. Specifically, this selling securityholder was the initial purchaser of the notes in our offering of the notes pursuant to Rule 144A.

(9)	Beneficial ownership shown in the table includes shares of common stock which the listed person may acquire upon conversion of notes purchased by the listed person in this offering subsequent to the effective date but prior to the date as of which information is given in the table.

(10)	The shares of common stock that may be sold upon conversion of notes by this selling securityholder will represent 1.37% of our outstanding common stock. This percentage is calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 47,397,156 shares of common stock outstanding as of March 15, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of this selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.

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